Exhibit 4.1

Execution Version

AMENDMENT NO. 1 TO STOCKHOLDER RIGHTS PLAN

This Amendment No. 1 to Stockholder Rights Plan (this “Amendment”) is made and entered into as of January 30, 2026 by Kelly Services, Inc., a Delaware corporation (the “Company”), and amends that certain Stockholder Rights Plan, dated as of January 11, 2026 (the “Rights Plan”), adopted by the Company. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Rights Plan.

WHEREAS, the Board of Directors of the Company (the “Board”), acting upon the recommendation of a transaction committee of the Board, has determined it is advisable and in the best interests of the Company and its stockholders unaffiliated with Trust K for the Company to enter into this Amendment;

WHEREAS, subject to limited exceptions, Section 27 of the Rights Plan provides that the Company, by action of the Board, may from time to time and in its sole and absolute discretion, amend the Rights Plan in any respect without approval of any holders of the Rights;

WHEREAS, this Amendment is permitted by Section 27 of the Rights Plan; and

WHEREAS, the Company hereby desires to amend the Rights Plan as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby directs that the Rights Plan shall be amended as set forth as follows:

Section 1. Amendment to Section 1. The definition of “Acquiring Person” in Section 1 of the Rights Plan is hereby amended by adding the following text as the final paragraph of such definition:

“Notwithstanding anything to the contrary in this Plan, Hunt Equity Opportunities, LLC, a Delaware limited liability company (“Hunt”), shall not be deemed an Acquiring Person by virtue of (a) (i) Hunt’s performance of the Share Purchase Agreement, dated as of January 9, 2026, by and between the Terence E. Adderley Revocable Trust K (“Trust K”) and Hunt (the “Share Purchase Agreement”), (ii) Hunt’s acquisition of, or its right to acquire, the Beneficial Ownership of the Shares (as defined in the Share Purchase Agreement) as a result of Hunt’s performance of the Share Purchase Agreement or (iii) the consummation of the sale by Trust K to Hunt, and the purchase from Trust K by Hunt, of the Shares from Trust K by Hunt and the sale of the Shares to Hunt by Trust K in accordance with the Share Purchase Agreement (the “Transfer”) or the other transactions contemplated by the Share Purchase Agreement, in each case, provided that the Share Purchase Agreement, as originally entered into on January 9, 2026, remains in full force and effect and has not been amended, modified, revised or otherwise altered, and no term or condition thereof has been waived, except any waiver of the conditions to closing set forth in Section 1.3 of the Stock Purchase Agreement or (b) any subsequent purchase of shares of Class B Common Stock by Hunt or its Affiliates made in accordance with that certain Letter Agreement by and between the Company and Hunt, dated January 30, 2026 (the events in clauses (a), and (b) being referred to as a “Permitted Event”).”

Section 2. Amendment to Section 1. The definition of “Beneficial Owner” in Section 1 of the Rights Plan is hereby amended by adding the following as the penultimate paragraph thereto:

“Notwithstanding anything in this Section 1 or this Plan to the contrary, no Person, including, without limitation, Hunt and its Affiliates and Associates, shall be deemed to be or become a “Beneficial Owner” of, or to “Beneficially Own” or have “Beneficial Ownership” of, any securities by virtue of, or as a result of, any Permitted Event.”

Section 3. Amendment to Section 1. The definition of “Distribution Time” in Section 1 of the Rights Plan is hereby amended by adding the following sentence thereto:

“For the avoidance of doubt, and notwithstanding anything in this Plan to the contrary, the Distribution Time shall not occur or be deemed to have occurred as a result of any Permitted Event.”

Section 4. Amendment to Section 1. The definition of “Flip-in Event” in Section 1 of the Rights Plan is hereby amended by adding the following sentence thereto:

“For the avoidance of doubt, and notwithstanding anything in this Plan to the contrary, a Flip-in Event shall not occur or be deemed to have occurred as a result of any Permitted Event.”

Section 5. Amendment to Section 1. The definition of “Stock Acquisition Date” in Section 1 of the Rights Plan is hereby amended by adding the following as the last paragraph thereto:

“For the avoidance of doubt, and notwithstanding anything in this Plan to the contrary, a Stock Acquisition Date shall not occur or be deemed to have occurred as a result of any Permitted Event.”

Section 6. Amendment to Section 7(a). Section 7(a) of the Rights Plan is hereby amended and replaced in its entirety as follows:

“Subject to Section 7(e), the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including the restrictions on exercisability set forth in Section 7(c), Section 9(c), Section 11(a)(iii) and Section 23(a)) in whole or in part at any time after the Distribution Time upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof properly completed and duly executed, to the Company or the Rights Agent, if any, at the offices of the Company or the Rights Agent, if any, as the case may be, designated for such purpose, accompanied by a Signature Guarantee and such other documentation as the Company or the Rights Agent, if any, as the case may be, may reasonably request together with payment of the aggregate Exercise Price with respect to the total number of Fractional Share Bundles (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Close of Business on January 10, 2027 (the “Final Expiration Time”), (ii) the time at which the Rights are redeemed as provided in Section 23, (iii) the time at which such Rights are exchanged pursuant to Section 24, (iv) the closing of any merger or other acquisition transaction involving the Company pursuant to an agreement of the type described in Section 13(f), and (v) immediately prior to the Transfer, but only if the Transfer shall occur (the earliest of (i), (ii), (iii), (iv) and (v) being herein referred to as the “Expiration Time”).

Except for those provisions herein that expressly survive the termination of this Plan, this Plan shall terminate at such time as the Rights are terminated or no longer exercisable hereunder.”

Section 7. Remaining Terms; Controlling Agreement. All other provisions of the Rights Plan that are not expressly amended hereby shall continue in full force and effect. From and after the execution and delivery of this Amendment, any references to the Rights Plan in the Rights Plan and other agreements or instruments shall be deemed to refer to the Rights Plan as amended pursuant to this Amendment. In the event of any conflict between the terms of this Amendment and the Rights Plan, this Amendment shall control.

Section 8. Termination. Notwithstanding anything to the contrary set forth herein, this Amendment shall terminate and be of no further force or effect upon the earlier of (i) January 30, 2026 if the Transfer has not occurred on or before such date, and (ii) the valid termination of the Share Purchase Agreement for any reason.

Section 9. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

Section 10. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 11. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be effective as delivery of a manually executed counterpart hereof.

Section 12. Headings. The headings of the sections of this Amendment have been inserted for convenience or reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above.

KELLY SERVICES, INC.

By:	/s/ Christopher D. Layden
Name:	Christopher D. Layden
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Stockholder Rights Plan]